Exhibit 107.1

Calculation of Filing Fee Tables
SCHEDULE TO
(Form Type)
HPS CORPORATE LENDING FUND
(Exact Name of Registrant as Specified in its Charter)
Table 1
	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$45,686,732.26	$92.70	$4,235.16
Fees Previously Paid
Total Transaction Valuation	$45,686,732.26
Total Fees Due for Filing			$4,235.16
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$4,235.16
Table 2
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources